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                                                                   EXHIBIT 10.22


                        LICENSE AND DEVELOPMENT AGREEMENT



     THIS AGREEMENT, made and entered into this 18th day of December 1991 (the "Effective Date") by and between Harry R. McKinley, an individual citizen of the Commonwealth of Massachusetts (hereinafter referred to as "McKinley") and McKinley Optics, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 161 College Highway, Southampton, Massachusetts 01703 (hereinafter referred to as "MOI", and sometimes together with McKinley, as "Licensor"), and American Surgical Technologies Corporation, a corporation duly organized under the laws of the State of Delaware and having its principal office at One McKinley Square, Boston, Massachusetts 02109 (hereinafter referred to as "Licensee").



                              W I T N E S S E T H:

     WHEREAS, Licensor is the owner of certain Technology (as defined below) relating to a stereoscopic objective lens for use in stereoscopic endoscopes and has the right to grant licenses thereunder;

     WHEREAS, Licensor desires to have the Technology utilized by Licensee in certain medical device products as hereinafter defined and is willing to grant a license thereunder;

     WHEREAS, Licensee has represented to Licensor, to induce Licensor to enter into this Agreement, that the Licensee shall commit itself to a diligent program of developing the Technology for commercial exploitation;

     WHEREAS, Licensor is in the business of, and has expertise relative to conducting research into, designing, developing, engineering and manufacturing lenses for endoscopes and endoscopic video systems;

     WHEREAS, Licensee desires to retain MOI and McKinley to conduct research into, design, develop and engineer lenses for endoscopes and endoscopic video systems utilizing the Technology; and

     WHEREAS, in order to induce Licensor to enter into this Agreement, in addition to the consideration set forth in this Agreement, Licensor has previously issued to McKinley * * * shares of Licensee's Common Stock.

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     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:


                            ARTICLE 1 -- DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

     1.1 "Licensee" shall mean American Surgical Technologies Corporation and any subsidiary of American Surgical Technologies Corporation.


     1.2 "Subsidiary" shall mean any corporation, division, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by American Surgical Technologies Corporation.

     1.3 "Technology" shall mean certain existing Patent Rights (as defined below), Licensed Processes (as defined below), Know How, copyrights, trade secrets, inventions and other intellectual property or proprietary rights, as more fully described in Appendix A attached hereto and made a part hereof. As Used herein, the term "Know-How" means all unpatented scientific, engineering, or other know-how schematic designs, computer programs, code, software, firmware, technical data or information, all methods, processes and procedures, all products, formulations and kits and all instruments and apparatus materially related to the Licensed Products.

     1.4 "Patent Rights" shall mean only those United States patent applications filed which are set forth in Appendix A or corresponding foreign patent applications to be filed (hereinafter referred to as the "Patent Rights Patent Application(s)"), and the United States patents and foreign patents issuing therefrom (hereinafter referred to as "Patent Rights Patent(s)") and any continuations, continuations-in part, divisions, reissues or extensions of any of the foregoing.

     1.5 "Licensed Products" shall mean any endoscope which (a) is designed, marketed or sold for medical purposes AND (b) incorporates a stereo objective lens for use in endoscopes of any length, diameter or configuration, as disclosed in the patent application filed April 16, 1991 by McKinley (a copy of which is attached hereto).

     1.6 "Licensed Process(es)" shall mean a process(es) for making any item relating to the above Technology which (a) is covered in whole or in part by a pending claim contained in a Patent Rights Patent Application, (b) is covered in whole or in part by a valid and unexpired claim contained in a Patent Rights Patent, or (c) otherwise materially incorporates any of the Technology.

     1.7 "Marketing Period" shall mean any twelve (12) month period commencing on the second or any subsequent anniversary of the date of initial marketing release by Licensee of a Licensed Product.

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     1.8  "Net Sales" shall be determined based on Licensee's invoiced prices for the Licensed Product(s) produced hereunder less the sum of the following:

          (a)  Discounts allowed in amounts customary in the trade;

          (b) Sales, excise, turnover, value added and/or use taxes or tariff duties directly imposed and with reference to particular sales;

          (c)  Outbound transportation prepaid or allowed; and;

          (d)  Amounts allowed or credited on returns;

provided however, that no deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. In the event that Licensed Product(s) are sold as part of a larger endoscopic video system and the invoice for such system does not set forth a separate price for the Licensed Product(s), then, for purposes of determining Net Sales as set forth above, the deemed invoiced price for the Licensed Product(s) in the system shall be determined by multiplying (i) the total invoiced price for the system by (ii) a fraction, the numerator of which is the Licensee's then-current list price for the Licensed Product which is part of the system (or which is the total of the Licensee's then-current list prices for all Licensed Product(s) sold as part of the system, if the system includes more than one Licensed Product) and the denominator of which is the total of the Licensee's then-current list prices for all components of the system (including the Licensed Product(s) in the system).


                 ARTICLE 2 -- GRANT; OWNERSHIP OF MODIFICATIONS
                                AND DEVELOPMENTS

     2.1 Licensor, jointly and severally, hereby grants to Licensee a perpetual, exclusive worldwide license to make, have made, modify, use, lease, markets sell and otherwise distribute the Licensed Product(s) and any other medical products embodying the Technology, and to practice the Licensed Process(es) in the medical field, anywhere in the world, subject to the terms and conditions (including, under certain circumstances termination of exclusivity or termination of the license) hereinafter set forth.

     2.2 Licensor, jointly and severally hereby also grants to Licensee a perpetual, exclusive, worldwide license and the right to develop, make, use, sell and distribute improvements, modifications and derivative works based on the Licensed Products, the Licensed Processes or the Technology. Licensor claims no ownership interest in any portion of an improvement, modification or derivative work which is not part of the Licensed Products, Licensed Processes or the Technology.

     2.3 In the event that Licensor or (in the case of MOI) its officers or employees invents, controls, or becomes aware of any improvement to the Licensed Products, Licensed Processes or Technology, it or he, as the case may be, shall forthwith communicate full details thereof in its or his, as the case may be, possession to Licensee, such improvements

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shall be deemed improvements, modifications or derivative works developed by the
Licensee as provided under section 2.2 above.

     2.4 The license granted hereunder shall cease to be exclusive and shall become nonexclusive upon default (continuing beyond the applicable grace period) in payment by Licensee of the license exclusivity maintenance royalty as hereinafter provided. Upon the termination of said exclusivity, notwithstanding any financial obligations which Licensee shall owe to Licensor and which Licensee shall nevertheless satisfy according to the terms of this Agreement, any nonexclusive license shall extend to the full end of the term or terms for which royalties are payable pursuant to Section 3.1(c)(ii) below, unless this Agreement is sooner terminated as hereinafter provided in Sections 7.2 and 7.3 below.

     2.5 Licensee shall have the right to sublicense any of the rights, privileges and license granted hereunder only during the exclusive period of this Agreement. The termination or expiration of this Agreement shall not terminate or affect sublicenses previously granted by Licensee in accordance with this Agreement.

     2.6 Licensee agrees that any sublicenses granted by it shall have privity of contract between Licensor and sublicensee such that the obligations of this Agreement shall be binding upon the sublicensee as if it were in the place of Licensee. Licensee further agrees to attach copies of this Agreement (from which the royalty provisions may be deleted) to all sublicense agreements.

     2.7 Licensee agrees to forward to Licensor a copy of any and all fully executed sublicense agreements, and further agrees to forward to Licensor promptly after the end of each calendar quarter during which any sublicense is in effect a copy of such reports received by Licensee from its sublicensees during the preceding calendar quarter under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

                             ARTICLE 3 -- ROYALTIES

     3.1 For the rights, privileges and license granted hereunder and for the services to be performed by Licensor hereunder, Licensee shall pay royalties to Licensor (in the manner hereinafter provided) to the end of the term of this Agreement unless it shall be terminated as hereinafter provided:

          (a)  A license issue royalty of       * * *, which said
               license issue royalty shall be deemed earned and due immediately upon the execution of this Agreement;

          (b)  A license exclusivity maintenance royalty of      * * *
                * * *         per Marketing Period during the first  * * *
               Marketing Periods, which amount shall increase by the amount of
                   * * *                 per Marketing Period during each
               subsequent Marketing Period until such time as the license
               exclusivity maintenance royalty equals           * * * , and
               thereafter at a rate of             * * *     per Marketing
               Period, which said license exclusivity maintenance royalty shall be


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               Requested payable in monthly installments, in arrears, and shall be credited in full against the royalties on sales due for each Marketing Period pursuant to Section 3.1(c)(ii);

          (c)  Royalties on sales in an amount equal to:

               (i)    * * *  upon sale of the 25th 3-D Video System (as such
                    term is defined in the description of Technology set forth in Appendix A attached hereto) incorporating a Licensed Product, and an additional * * * upon sale of each of the
                    * * *    and ***   such 3-D Video Systems incorporating a
                    Licensed Product;

               (ii) thereafter, through the date on which the Patent Rights
                    Patent(s) expire (or, if no Patent Right Patents issue within three years of the date of this Agreement, through the fifteenth anniversary of the date of this Agreement),
                    * * * first     * * *  of Net Sales,    * * *   of the next
                    * * *    of Net Sales, and        * * *       of all
                    subsequent Net Sales.

          (d) From and after the date on which the Patent Rights Patent(s) expire (or, if no Patent Right Patents issue within * * * years
               of the date of this Agreement, from and after the   * * *
               anniversary of the date of this Agreement), the obligation of Licensee to pay a license exclusivity maintenance royalty or any royalties on sales hereunder shall terminate and the license granted herein shall become perpetual, exclusive and royalty-free.

     3.2  All royalties payable to Licensor under Section 3.1 above shall be
considered earned by Licensor       * * *               by Licensee of
payment for the license, use or sale of Licensed Products, and shall be
payable    * * *  as set forth in Article 4 of this Agreement, except for
license exclusivity maintenance royalties which shall be payable   * * *
immediately at the   * * *             in the manner as provided above.

     3.3 All payments that are not paid for whatever reason when they become due shall be subject to the addition of interest at a floating rate per annum equal to the prime rate as published from time to time in the WALL STREET JOURNAL, calculated from said due date to the date a negotiable payment check is mailed by certified mail to Licensor for all monies due and owed to Licensor. Furthermore, Licensor shall not be obligated to give notice for interest to begin to accrue.

     3.4 No multiple royalties shall be payable because the Licensed Product(s) or Licensed Process(es) are or shall be covered by more than one patent application or patent licensed under this Agreement, nor shall royalties be adjusted upon the granting of any patent or the finding of invalidity of any patent or portion thereof governed by this Agreement.


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     3.5  Royalty payments shall be paid in United States dollars in Boston,
Massachusetts, or at such other place as Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                        ARTICLE 4 -- REPORTS AND RECORDS

     4.1 Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purposes of showing the amount payable to Licensor under this Agreement as aforesaid. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate subsidiary of Licensee to which this Agreement directly relates. Said books and the supporting data shall be open at reasonable business times, for * * * years following the end of the calendar year to which they pertain, to inspection, no more frequently than *** times per year, by an independent certified public accountant retained by Licensor, at Licensor's expense, for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement.

     4.2  Licensee, within     * * *            after          * * *
and    * * *    of each calendar year shall deliver to Licensor true and
accurate reports, giving such particulars of the business conducted by Licensee during the preceding * * * period under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

          (a)  All Licensed Products manufactured and sold;

          (b)  Total billings and receipts for Licensed Products sold;

          (c)  Accounting for all the Licensed Process(es) used or sold;

          (d)  Allowable deductions;

          (e)  Total royalties due; and

          (f)  List prices for the Licensee's products during such     * * *
               period; customer sales literature distributed during such   * * *
               period and press releases distributed during such   * * *
               period.

     4.3 With each such report submitted, Licensee shall pay to Licensor the royalties then due and payable under this Agreement. If no payments shall be due, Licensee shall so report.




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               ARTICLE 5 -- DEVELOPMENT; TECHNICAL ASSISTANCE AND
                              RIGHT OF FIRST OFFER

     5.1 Licensee hereby engages Licensor, and Licensor, jointly and severally, accepts such engagement, for Licensor to use Licensor's best efforts to conduct research into, design develop and engineer, at Licensee's direction, certain improvements with respect to the Licensed Products (the "Licensed Product Developments") and certain products relating to the Licensed Products ("Development Products"), each as specified on APPENDIX B hereto. The Licensee and Licensor acknowledge that it is their intent to use their respective best efforts to accomplish certain development in accordance with the following schedule:

On or before April 5, 1992         Completion of four Prototypes (as defined in
                                   APPENDIX B) and the related 3-D Video System

On or before September 5, 1992     Completion of four Pre-Production Products
                                   and the   related 3-D Video System

On or before October 5,  1992      Completion of Manufacturable Product (as
                                   defined in APPENDIX B) and the related 3-D
                                   Video System

Upon completion and delivery of the first of four Prototypes, Licensee shall pay Licensor a one-time design fee of * * *

     Any and all Licensed Product Developments, Development Products, and all patents, patent applications,. copyrights, trade secrets, inventions know how and other intellectual property or proprietary rights embodied in the Licensed Product Developments and Development Products shall be owned by Licensee and Licensee shall at all times have the exclusive title to the Licensed Product Developments and Development Products and shall have the exclusive right to license, sell, transfer and otherwise use and dispose of the Licensed Product Developments, and Development Products.

     5.2 In addition to the development services enumerated above, McKinley and MOI will use their respective best efforts to assist the Company with respect to (i) employee and customer training with respect "to the Licensed Products and 3-D Video Systems; (ii) service and repair the Licensed Products and 3-D Video Systems; (iii) securing adequate sources of optical lenses and lens systems for the Licensed Products, as well as other components of 3-D Video Systems; (iv) preparation of FDA and other regulatory submissions; and
(v) improvement and updating of the Technology in order to maintain the Technology as the state-of-the-art.

     5.3 In order to assist the Company in the development and marketing of the Licensed Products and 3-D Video Systems, Licensor jointly and severally agrees to loan to the Company the existing demonstration 3-D Video System until the 3-D Video System developed in conjunction with the Prototype pursuant to subsection
5.1 above is available, so that Company may use the demonstration 3-D Video System for purposes of testing, inspection, demonstrations, and marketing, and other appropriate purposes, whether on its own premises, or in hospitals or laboratories. The Licensor jointly and severally consents to any modification and alteration of the demonstration 3-D Video System that the parties

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agree may be necessary for such purposes.  The Company agrees to indemnify and hold harmless McKinley and MOI on account of any such use of the said demonstration 3-D Video System, and to assume the cost of any modifications or alterations of the demonstration 3-D Video System that may be necessary in connection with the use of the demonstration 3-D Video System hereunder. The Company, McKinley, and MOI will cooperate so that McKinley and MOI will also be able to use the demonstration 3-D Video System on a reasonable basis. Upon completion and delivery to the Company of the 3-D Video System developed in conjunction with the first of the four Prototypes pursuant to subsection 5.1 above, the demonstration 3-D Video System will revert back to the Licensor.

     5.4 McKinley and MOI each agree not to license, sublicense, assign, sell or otherwise transfer any medical optical device (including, without limitation, any endoscope capable of use for medical purposes) developed by either or both of them during the period in which royalties are paid pursuant to this Agreement, which device is not (a) otherwise the subject of an existing agreement with the Company, or (b) developed as a work for hire for a third party unaffiliated with MOI or McKinley pursuant to specifications provided by such third party, (an "Option Product"), unless in each such case McKinley, MOI, or both of them, as the case may be, have first complied with the provisions of this subsection. McKinley, MOI or both of them, as the case may be, shall deliver to the Company a written notice of any proposed or intended license, sublicense, assignment, sale or other transfer of an Option Product (the "Offer"), which Offer shall (i) identify and describe the Option Product, (ii) describe the price and other terms upon which the Option Product is to be licensed, sublicensed, assigned or sold and (iii) offer to license, sublicense, assign, sell, or otherwise transfer, as the case may be, to the Company the Option Product. The Company shall have the right, for a period of * * * following delivery of the Offer, to license, sublicense, be assigned or otherwise acquire, at a price and upon the other terms specified in the Offer, the Option Product. The Offer by its terms shall remain open and irrevocable for such * * * period. To accept an Offer, the Company must deliver a written notice to McKinley, MOI or both, as the case may be, prior to the end of the
* * * period of the Offer (the "Notice of Acceptance"). In the event that the Company does not deliver a Notice of Acceptance, McKinley, MOI, or both, as the case may be, shall have * * * from the expiration of the * * * period of the Offer to license, sublicense assign, sell or otherwise transfer the Option Product, but only upon terms and conditions which are not more favorable to the acquiring person or persons or less favorable to McKinley, MOI or both of them, as the case may be, than those set forth in the Offer. In the event that the Company determines to acquire the Option Product, the closing of such acquisition must take place within * * * of the delivery date of the Notice of Acceptance, subject in all cases to the preparation, execution and delivery by the Company and McKinley, MOI or both, as the case may be, of an agreement relating to such Option Product reasonably satisfactory in form and substance to the Company. Any Option Product not acquired by the Company or other persons in accordance with this subsection 5.4 may not be licensed, sublicensed, assigned, sold or otherwise transferred, until such Option Product is again offered to the Company under the procedures specified in this subsection 5.4.



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                         ARTICLE 6 -- PATENT PROSECUTION

     6.1 Licensor, at Licensor's sole expense, shall apply for and shall seek prompt issuance of United States patents based upon the Patent Rights, PROVIDED that this provision shall not be interpreted to prohibit Licensee from taking such actions with respect to the Patent Rights if, in the reasonable judgment of Licensee, Licensor is not diligently fulfilling its obligations under this subsection 6.1. Unless the licenses granted hereunder have ceased to be exclusive, the prosecution and maintenance of corresponding foreign Patent Rights Patents and Patent Rights Applications and all expenses relating thereto, shall be the responsibility of Licensee, PROVIDED that Licensee shall have no obligation hereunder to reimburse Licensor for expenses incurred by Licensor to date in connection with foreign Patent Rights Patents or Patent Rights Applications. Licensor shall cooperate fully with Licensee in the prosecution and maintenance of such foreign Patent Rights Patents.

     6.2 Licensor agrees that upon Licensee's request and at Licensee's expense, it shall promptly make all disclosures, execute all instruments and documents and perform all acts whatsoever necessary or desirable to vest or confirm in Licensee's, its successor's, assigns, and nominees, all rights created or contemplated by Sections 2.2 and 2.3 of Article 2 above and by
Article 5 above including any and all applications, writings and documents as may be necessary to permit Licensee to obtain any patents or copyrights or any assignments thereof.


                            ARTICLE 7 -- TERMINATION

     7.1 Should Licensee fail in its remittance to Licensor of license exclusivity maintenance royalties due in accordance with Section 3.1(b) of this Agreement, Licensor shall have the right to notify Licensee of termination of exclusivity of the license granted under this Agreement effective 30 days after such notice unless Licensee shall pay to Licensor, within the 30 day period, all such royalties due and payable. Upon the expiration of the 30 day period, if Licensee shall not have paid all such monies due and payable, the exclusive rights, privileges and license granted hereunder shall thereupon immediately terminate as provided in Section 2.2, and the license granted hereunder shall thereupon be nonexclusive as provided in said Section 2.4.

     7.2 Except as is provided in Section 7.1 above with respect to failure to remit payment of exclusivity maintenance royalties, after the second anniversary of the date of this Agreement, and not before, upon any breach or default of this Agreement by Licensee, Licensor shall have the right to notify Licensee of termination of this Agreement effective 45 days after mailing of such notice unless Licensee shall have cured any breach underlying such notice within the 45 day period. Upon the expiration of the 45 day period, if Licensee shall not have cured such breach, the rights, privileges and license granted hereunder shall thereupon immediately terminate in full, provided, however, that if there is a dispute relating to such breach which either party has submitted to arbitration pursuant to Article 8 below, there shall be no termination prior to the final decision in the arbitration and the decision reached in the arbitration shall determine whether a termination may take place.


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     7.3  Licensee shall have the right to terminate this Agreement at any time upon 60 days prior notice to Licensor, provided that the Licensee shall continue to pay the license exclusivity maintenance royalty payment according to the terms of Article 3 above for the month in which such termination takes effect and for the five months following such month. Upon such termination, Licensee shall have no further rights, whether exclusive or non-exclusive, to the Licensed Products, the Licensed Process(es) or the Technology hereunder.

     7.4 Upon termination of this Agreement for any reason, Licensee and/or any sublicensee thereof may sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to Licensor the royalties therefor as required by Article 3 of this Agreement and shall submit the reports required by
Article 4 hereof on such sales.

     7.5 Upon termination of this Agreement, nothing herein shall be construed to release either party from any obligation(s) that matured under this Agreement prior to the effective date of such termination, which obligation(s) shall continue until fully met by such party.

     7.6 Notwithstanding the foregoing, following termination hereunder, the provisions of Sections 2.5, 2.6, 3.1(c), 4.l, 4.2, 6.2, 10.2, 10.3, Article 11
and 12.4 shall remain in full force and effect.


                   ARTICLE 8 -- ARBITRATION; INJUNCTIVE RELIEF

     8.1 Except as to issues relating to the validity, construction or effect of any patent licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by communication between the parties, shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes Licensor and Licensee each hereby irrevocably consents and submits.

     8.2 Claims, disputes or controversies concerning the validity, construction or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

     8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, construction or effect of any patent licensed hereunder, the arbitrators shall assume the validity of all claims as set forth in such patent, and the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issue, unless an order staying such arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, construction or effect of any patent



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licensed hereunder in any proceeding to enforce any arbitration award hereunder or in any proceeding otherwise arising out of any such arbitration award.

     8.4 Notwithstanding the foregoing, nothing in this Article 8 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement. Furthermore, nothing in this Article 8 shall be construed to waive the right of Licensee to obtain, in addition to any and all other remedies available to it at law or equity, injunctive relief to enforce the exclusivity of the rights, privileges and license granted to it hereunder. In that regard, Licensor acknowledges that any grant or attempted grant by it to grant to any other person or entity a license or other right to use the Technology or the Patent Rights for any medical purpose will cause irreparable damage to Licensee and Licensor agrees that Licensee shall be entitled to injunctive relief for the event of any such grant or attempted grant.


                            ARTICLE 9 -- INFRINGEMENT

     9.1 Licensee and Licensor shall promptly inform each other in writing of any alleged infringement of which it shall have notice committed by a third party regarding any patents within the Patent Rights and shall provide each other with any available evidence of such infringement.

     9.2 During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringements of the Patent Rights and, in furtherance of such right, Licensor hereby agrees that Licensee may join Licensor as a party plaintiff in any infringement suit, without expense to Licensor. The total cost of any infringement action commenced or defended solely by Licensee shall be borne by Licensee, and Licensee shall keep any recovery or damages for past infringement derived therefrom.

     9.3  If within  * * *       after having been notified of any alleged
infringement, Licensee shall not have obtained from the alleged infringer an agreement to desist and shall not have brought and shall not be prosecuting any infringement actions, or if Licensee shall notify Licensor at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensor shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensor may, for such purposes, use the name of Licensee as party plaintiff, and shall pay Licensee's legal fees and expenses related thereto. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensee, which consent shall not unreasonably be withheld. Licensor shall indemnify Licensee against any order for costs that may be made against Licensee in such proceedings.

     9.4  If Licensee and Licensor agree to institute suit jointly,   the suit
shall be brought in both of their names, and all expenses and recoveries (whether by judgment, accord, decree or settlement) shall be borne equally. Licensee shall exercise control over such suit, including employment of counsel of its own selection at its own expense.

     9.5 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have

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its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     9.6 Licensee, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions of this Agreement to sublicense any alleged infringer under the Patent Rights.


                     ARTICLE 10 -- WARRANTIES AND COVENANTS

     10.1 Licensor hereby covenants and agrees that as and from the effective date of this Agreement through and until the second anniversary date of this Agreement, and thereafter so long as the license granted hereunder remains exclusive, neither McKinley nor MOI will design (including, without limitation, designs for objective or relay lenses for use in endoscopes as described below) develop, consult with, or otherwise assist in any manner, directly or indirectly any person or entity other than Licensee in the design or development of any endoscope which (a) is designed, marketed, or sold for medical purposes, or (b) Licensor knew or should have known is capable of use for medical purposes, unless Licensor limits, in writing, the use of such endoscope to non-medical purposes; or (c) is manufactured by means of a Licensed Process(es), or (d) otherwise materially incorporates the Technology.

     10.2 Licensor hereby warrants and represents that (a) to the best knowledge of McKinley and of MOI, the Technology does not infringe or otherwise violate any other patent, license or agreement; (b) the Technology and other rights granted hereunder are and will be licensed exclusively to Licensee for medical use; (c) the Technology constitutes all of McKinley's and MOI's relevant and necessary inventions, patents, patent applications, designs, art, and Know-How with respect to 3-D Video Systems; and (d) there are no breaches of any warranties or covenants, or other such undisclosed or contingent liabilities with respect to the Technology or to this Agreement.

     10.3 Licensee hereby warrants and represents that (a) it is a corporation duly organized and in good standing in the State of Delaware and that it is qualified to do business in the Commonwealth of Massachusetts, and (b) it is not in breach of its warranties or covenants in this Agreement.

     10.4 Licensor and Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold the other, its officers, directors, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of any breach of any or all of the foregoing warranties made by Licensor or Licensee, as the case may be.


            ARTICLE 11 -- PAYMENTS, NOTICES AND OTHER COMMUNICATIONS


     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or first class mail, postage prepaid, addressed to such party at such party's address below (or at an address as such party shall designate by written notice given to the other parties);

     In the case of Licensor:

          Mr. Harry R. McKinley
          McKinley Optics, Inc.
          161 College Highway
          Southampton, Massachusetts  01703

          With a copy to:

          W. Garth Janes, Esq.
          Doherty, Wallace, Pillsbury and Murphy, P.C.
          One Monarch Place
          1414 Main St., 19th Floor
          Springfield, Massachusetts 01144-1002

     In the case of Licensee:

          American Surgical Technologies Corporation
          One McKinley Square
          Boston, Massachusetts 02109
          Attention: Mr. Gerald I. Brecher

          With a copy to:

          William E. Kelly, Esq.
          Cuddy, Lynch, Manzi & Bixby
          One Financial Center
          Boston, Massachusetts 02111


                     ARTICLE 12 -- MISCELLANEOUS PROVISIONS

     12.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     12.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     12.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     12.4 Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     12.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     12.6 This Agreement may not be assigned in whole or in part by Licensor without the prior consent of Licensee. Subject to the preceding sentence, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

     12.7 Licensee acknowledges that Licensor may be obligated to pay a fee to
    * * *                    in connection with the transactions
contemplated by this Agreement and certain related transactions. Licensee hereby agrees to reimburse Licensor for Licensor's payment of such fee, upon receipt of written evidence from Licensor of payment therefor, up to a maximum amount of * * * , provided that closing of Licensee's sale of its Series I Preferred Stock, Common Stock and Warrants on the date hereof for an aggregate
sale price equal to or greater than   * * *  has occurred.



* * * Confidential Treatment Requested

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the day and year first above written.


                                   /s/ Harry R. McKinley
                                   --------------------------------------------
                                   Harry R. McKinley


                                   MCKINLEY OPTICS, INC.


                                   By: /s/ Harry R. McKinley
                                      -----------------------------------------
                                        Harry R. McKinley, President


                                   AMERICAN SURGICAL TECHNOLOGIES
                                       CORPORATION


                                   By: /s/ illegible
                                      ----------------------------------------

                                   APPENDIX A


                                   TECHNOLOGY



     1. A stereo objective lens (the "Lens") for use in endoscopes of any length, diameter, or configuration, as disclosed in the patent application filed as of April 16, 1991 by McKinley (a copy of which is annexed hereto).

     2. All Know-How, copyrights, trade secrets, inventions and other intellectual property or proprietary rights relating to incorporating the Lens into a commercially manufactured medical endoscope and connecting such endoscope to an endoscopic video system in a manner which results in an apparent three dimensional image of the object being viewed with the endoscope (a "3-D Video System").

                                   APPENDIX B


                          LICENSED PRODUCT DEVELOPMENTS



     Preparation of technical specifications and drawings for a working prototype of the Licensed Product and design and development of such prototype (the "Prototype"). Refinement and improvement of Prototype for pre-production (the "Pre-Production Product"). Refinement and improvement of Pre-Production Product for commercial manufacture (the "Manufacturable Product").


                              DEVELOPMENT PRODUCTS

     Products required to make or connect a medical endoscope embodying the Technology to video cameras or other electronic imaging devices.

     Products and processes necessary to manufacture and market 3-D Video Systems utilizing the Technology, which systems include (1) an endoscope utilizing the Technology (2) a coupler or other means of attachment, alignment and integration of the endoscope with the remainder of the system, (3) two video cameras, (4) a suitable light source and its cables, connectors and the like, and (5) a video display system using video switching or other appropriate technology, resulting in the display of an apparent three-dimensional image of the object being viewed with the endoscope.

--------------------------------------------------------------------------------

                              McKINLEY OPTICS, INC.
FAX: (413) 527-0753            161 COLLEGE HIGHWAY           TEL: (413) 527-1829
                                  P.O. BOX 356
                           SOUTHAMPTION, MASSACHUSETTS
                                   01073-0356

--------------------------------------------------------------------------------
June 28, 1994

AMERICAN SURGICAL TECHNOLO
300 BILLERICA ROAD
CHELMSFORD, MASSACHUSETTS
01824

ATTN: Ken Hayes

Dear Ken,

     This letter constitutes an Agreement to alter the provisions of the LICENSE AND DEVELOPMENT AGREEMENT between MCKINLEY OPTICS, Inc. and AMERICAN SURGICAL TECHNOLOGIES CORPORATION, dated December 18, 1991.

     For Paragraph 3.1(c)(i) substitute the following:

     (i) * * * upon sale of the *** 3-D Video System (as such term is defined in the description of Technology set forth in Appendix A attached hereto) incorporating a Licensed Product, and an additional * * * upon sale of each of the *** and *** such 3-D Video Systems incorporating a Licensed Product, and * * * upon sale of the *** such 3-D Video Systems incorporating a Licensed Product.

     All other terms of the previous agreement shall remain in effect.

     This change is hereby agreed to by the undersigned.

AMERICAN SURGICAL TECHNOLOGIES CORP.

/s/ Richard D. Fitzpatrick
-----------------------------------
Richard D. Fitzpatrick, CFO


McKINLEY OPTICS, Inc.

/s/ Harry R. McKinley
-----------------------------------
Harry R. McKinley, President



* * * Confidential Treatment Requested